Exhibit 10.1

Internal Memorandum

Date: December 23, 2005

To:	Jim Whitehurst, Chief Operating Officer

From:	Rob Kight, Vice President - Compensation & Benefits

Subject:	Relinquishment of Right to Receive Shares of Restricted Stock

On January 1, 2002, you received an award of restricted shares of Delta Air Lines, Inc. common stock in connection with your joining Delta. Pursuant to the terms of the award, the shares were subject to restrictions that lapse with respect to 25% of the original award on each of the first four anniversaries of the original award date, subject to your continued employment with Delta. To the extent dividends accrue on the awarded shares, those dividends are accrued in the form of additional shares of common stock subject to the same restrictions as the awarded shares.

In accordance with the terms of your award, the restrictions on 3,750 shares of common stock, plus 37 dividend shares, are scheduled to lapse on January 1, 2006. Pursuant to your discussion with Craig Whipple, this is to confirm that you wish to relinquish your right to receive the 3,787 shares of common stock described above. Please note that, once made, your election to relinquish these shares is irrevocable, and your right to receive the shares is extinguished.

If you wish to relinquish your right to receive the above-described 3,787 shares of common stock, please execute this memo as indicated below, have your signature notarized, and return the executed memo to Craig Whipple no later than the close of business on Friday, December 30, 2005.

/s/ Robert L. Kight
Robert L. Kight

I hereby irrevocably relinquish any and all right I have to receive the above-referenced 3,787 shares of Delta common stock.

Employee Signature:	/s/ James M. Whitehurst	Date: December 23, 2005

Sworn to and subscribed before me
this    23rd day of December, 2005.

  /s/ Debbie S. Leslie
Notary Public

My commission expires   Notary Public, Cobb County, Georgia
                My Commission Expires August 16, 2008